SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 11, 2006

HOST MARRIOTT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-14625	53-0085950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 1500 Bethesda, Maryland	20817
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 744-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 12, 2005, Host Marriott Corporation issued notice of a partial redemption of $100 million principal amount of its existing 6 3/4% Convertible Subordinated Debentures due December 2, 2026 and the corresponding amount of 6 3/4% Convertible Preferred Securities of its subsidiary, the Host Marriott Financial Trust, at a redemption price equal to 100.675% of the liquidation preference, or $50.3375 per security, plus accrued interest. The redemption was in accordance with the terms of the indenture, dated as of December 6, 1996, by and between the Company and The Bank of New York (as successor to IBJ Schroder Bank & Trust Company), as trustee, as supplemented to date (the “Indenture”) and the amended and restated trust agreement of the Host Marriott Financial Trust, dated as of December 29, 1998, by and among the Company, as successor to HMC Merger Corporation, The Bank of New York (as successor to IBJ Schroder Bank & Trust Company), as property trustee, Delaware Trust Capital Management, Inc., as Delaware trustee, the administrative trustees named therein, and the holders (the “Trust Agreement”). On January 11, 2006, the Company completed the redemption of $319,800 liquidation amount of Convertible Preferred Securities.

Between December 2005 through the date of redemption, the Company also issued 7,736,320 shares of the Company’s common stock in exchange for Convertible Preferred Securities, including Convertible Preferred Securities otherwise subject to redemption, pursuant to the Indenture and Trust Agreement. Each of the Convertible Preferred Securities and the related Debentures are convertible at the option of the holder into shares of the Company’s common stock at the rate of 3.2537 shares per $50 liquidation amount of Convertible Preferred Security (equivalent to a conversion price of $15.367 per share of the Company’s common stock).

In addition, on January 11, 2005, the Company announced that it was exercising its right under the Indenture and Trust Agreement to cause the conversion rights of its Debentures and the corresponding conversion rights of the Convertible Preferred Securities to expire. Under the terms of the Indenture and the Trust Agreement, the Company was permitted to exercise this option because the market price of its common stock has exceeded 120% of the adjusted conversion price of the Convertible Preferred Securities for 20 out of the last 30 trading days. The conversion rights of the Convertible Preferred Securities will expire at 5:00 p.m. (Eastern Standard Time) on February 10, 2006. If all of the holders of Convertible Preferred Securities elect to convert their remaining securities to the Company’s common shares prior to the expiration of their conversion rights, the aggregate conversions (when added together with conversions referenced above) will result in the issuance of approximately 30.9 million shares of the Company’s common stock as well as a $492 million reduction of the Company’s debt and the elimination of approximately $32 million of related annual fixed charges.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST MARRIOTT CORPORATION

Date: January 12, 2006	By:	/s/ LARRY K. HARVEY
	Name:	Larry K. Harvey
	Title:	Senior Vice President and
Corporate Controller